PROSPECTUS SUPPLEMENT NO. 12	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated April 17, 2014	Registration No. 333-186039

PROSPECTUS

17,793,802 Shares of Common Stock

This Prospectus Supplement supplements the Prospectus dated April 17, 2014 (the “Prospectus”), relating to the offer and sale by the selling security holders identified in the Prospectus of up to 17,793,802 shares of common stock of Ireland Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on March 3, 2015.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated April 17, 2014. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated April 17, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

This Prospectus Supplement No. 12 is Dated March 4, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 25, 2015
Date of Report (Date of earliest event reported)

IRELAND INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50033	91-2147049
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

2360 West Horizon Ridge Parkway, Suite 100
Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 932-0353
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

_____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

_____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

_____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

_____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Extension of Stock Options

Effective February 25, 2015, the Board of Directors of Ireland Inc. (the “Company”) extended the expiration date of certain non-qualified stock options granted on March 3, 2010, March 8, 2010 and July 22, 2010 for the purchase of up to an aggregate of 650,531 shares of the Company’s common stock (the “Expiring Options”). The Expiring Options were set to expire at various dates during 2015 and have all been extended to December 31, 2015. The Expiring Options were granted pursuant to the provisions of the Company’s 2007 Stock Incentive Plan. Of the 650,531 Expiring Options granted, 183,334 options were granted to certain executive officers of the Company as follows:

Name of Optionee	Grant Date	Number of Options	Exercise Price	Original Expiry Date
David Z. Strickler	8-Mar-2010	25,000	$0.82	30-Mar-2015
David Z. Strickler	8-Mar-2010	25,000	$0.82	29-Jun-2015
David Z. Strickler	8-Mar-2010	25,000	$0.82	29-Sep-2015
David Z. Strickler	8-Mar-2010	25,000	$0.82	30-Dec-2015
Douglas D.G. Birnie	22-Jul-2010	25,000	$0.75	29-Jun-2015
Douglas D.G. Birnie	22-Jul-2010	25,000	$0.75	30-Dec-2015
The Robert and Edna McDougal Family Trust	29-Dec-2014(1)	16,667	$0.75	29-Jun-2015
The Robert and Edna McDougal Family Trust	29-Dec-2014(1)	16,667	$0.75	30-Dec-2015

Note:
(1) Originally granted to Robert D. McDougal on July 22, 2010.

ITEM 8.01	OTHER EVENTS.

Extension of Stock Options

Effective February 25, 2015, the Board of Directors of Ireland Inc. (the “Company”) extended the expiration date of certain non-qualified stock options granted on March 3, 2010, March 8, 2010 and July 22, 2010 for the purchase of up to an aggregate of 650,531 shares of the Company’s common stock (the “Expiring Options”). The Expiring Options were set to expire at various dated during 2015 and have all been extended to December 31, 2015. The Expiring Options were granted pursuant to the provisions of the Company’s 2007 Stock Incentive Plan. Of the 650,531 Expiring Options granted, 417,197 options were granted to Mark H. Brennan, an independent director of the Company as follows:

Name of Optionee	Grant Date	Number of Options	Exercise Price	Original Expiry Date
Mark H. Brennan	11-Aug-2009	50,000	$0.48	29-Jun-2015(1)
Mark H. Brennan	11-Aug-2009	50,000	$0.48	29-Jun-2015
Mark H. Brennan	11-Aug-2009	50,000	$0.48	30-Dec-2015
Mark H. Brennan	3-Mar-2010	67,197	$0.81	2-Mar-2015
Mark H. Brennan	22-Jul-2010	100,000	$0.53	29-Jun-2015
Mark H. Brennan	22-Jul-2010	50,000	$0.53	29-Sep-2015
Mark H. Brennan	22-Jul-2010	50,000	$0.53	30-Dec-2015

Note:
(1) Originally expiring December 30, 2014 and extended to June 29, 2015 by resolutions dated effective December 12, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRELAND INC.
Date: March 3, 2015	By:
/s/ Douglas D.G. Birnie
		Name:	Douglas D.G. Birnie
		Title:	Chief Executive Officer